EXHIBIT 10.7


     THIS FIRST AMENDMENT TO OPTION AGREEMENT (the "Amendment") is made and entered into effective December 31, 2000, by and among Atlas Precious Metals Inc., a Nevada corporation ("APMI") and Atlas Minerals Inc., a Colorado corporation ("AMI"; AMI and APMI will be collectively referred to hereinafter as "Atlas"), and Seabridge Resources Inc., a company incorporated under the laws of the Province of British Columbia, Canada ("SRI") and Newco, a to be named U.S. corporation to be incorporated as a wholly-owned subsidiary of SRI ("Newco"; Newco and SRI will be collectively referred to hereinafter as "Seabridge").

                                    RECITALS
                                    --------

     A. Atlas and Seabridge entered into an Option Agreement dated effective as of February 14, 2000 (the "Agreement"), pursuant to which Atlas granted to Seabridge an exclusive option (the "Option") to purchase the interests held by Atlas in certain unpatented mining claims, fee lands and related assets located in Malheur County, Oregon (collectively, the "Property").

     B. Pursuant to the Agreement, in order to keep the Option in effect, Seabridge is required to timely make certain periodic payments (the "Option Payments") to Atlas.

     C. The parties now desire to modify the Agreement to extend the term of the Option and provide for an additional Option Payment to be made.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, conditions and obligations contained in this Amendment, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto agree to amend the Agreement as follows:

     1. Section 1.3 of the Agreement is hereby revised to read as follows:

          The term of the Option (the "Option Period") shall commence upon the Effective Date, and shall continue through and including the earlier of (a) the date the Option is exercised, (b) the date this Agreement is terminated pursuant to Sections 7.1 or 7.2, or (c) December 31, 2001; provided, however, that in order to maintain the Option in full force and effect Seabridge must timely make each of the Option Payments described in Section 1.4 below, and provided further that if the average price per ounce of gold as quoted on the London Bullion Market Association P.M. fix for the ten business days prior to December 31, 2001 is less than U.S.$350 per ounce, then Seabridge shall have the option to extend the Option Period through June 30, 2002, by timely making the Additional Option Payment (as defined in Section 1.4) to Atlas.

     2. Section 1.4 of the Agreement is hereby revised to read as follows:

          SRI agrees to timely make the following payments to Atlas during the Option Period:

       On or Before                                       Amount of Payment
       ------------                                       -----------------
       February 14, 2000                                U.S. $150,000  (paid)
       July 31, 2000                                    U.S. $50,000   (paid)
       December 31, 2000                                U.S. $100,000  (paid)
       July 31, 2001                                    U.S. $50,000
       December 31, 2001 (if the average                U.S. $50,000
       price per ounce of gold as quoted
       on the London Bullion Market
       Association P.M. fix for the ten
       business days prior to December
       31, 2001 is less than U.S.$350/oz.)

     None of the above-referenced payments (such payments being collectively referred to hereinafter as the "Option Payments") other than the payment due on December 31, 2001 (the "Additional Payment") shall be credited against the Purchase Price. In addition, none of the Option Payments shall be refundable to SRI, whether or not it exercises the Option. In the event SRI fails to timely make any Option Payment (or any other monetary payment set forth herein), Atlas may elect to terminate this Agreement pursuant to the provisions of Section 7.2 hereof.

     3. The address for Davis Graham Stubbs LLP in Section 1.6 of the Agreement is hereby changed to read "Suite 500, 1550 Seventeenth Street, Denver, Colorado 80202."

     4. Section 1.7(b)(i) of the Agreement is hereby revised to read as follows:

          Two Hundred Fifty Thousand Dollars (U.S. $250,000) or, in the event the provisions of Section 1.2(b) apply, One Million Dollars (U.S. $1,000,000), plus any additional amount required as a result of the imposition of the Minimum Price, less the amount of the Additional Payment, if applicable, by wire transfer in immediately available funds;

     5. Section 2.1(d) of the Agreement is hereby revised to read as follows:

          To the extent the Agreement remains in effect during any portion of the month of February of any calendar year, Seabridge shall be financially responsible for the annual payments to the Oregon Department of Geology and Mineral Industries due on or before February 28th of each such year in order to maintain the exploration permits listed on Exhibit C (the "Exploration Permits"). Not later than February 10th of each such year, Seabridge shall forward to Atlas a wire transfer (in accordance with written instructions to be provided by Atlas) in the amount of each of those payments (as set forth on
Schedule 2.1 or as provided in written notice from Atlas to Seabridge). If the required amount is timely forwarded to Atlas, Atlas shall then be obligated to timely make the required payments not later than February 15th, and to provide evidence of such payments to Seabridge not later than February 20th.

     6. For purposes of Section 8.1 of the Agreement, the address and contact information for Atlas is hereby revised to read as follows:

                  ATLAS MINERALS INC.
                  2323 South Troy Street, Suite 5-210
                  Aurora, Colorado  80014
                  Attention:  Jim Jensen

     Except as set forth above, the parties hereby ratify and confirm all of the terms and conditions of the Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day first above written.

                             ATLAS MINERALS INC.,
                             a Colorado corporation



                             By:
                                 -----------------------------------------------
                                 James R. Jensen
                                 Chief Financial Officer


                             ATLAS PRECIOUS METALS INC.
                             a Nevada corporation



                             By:
                                 -----------------------------------------------
                                 James R. Jensen
                                 Chief Financial Officer


                             SEABRIDGE RESOURCES INC.
                             a British Columbia corporation



                             By:
                                 -----------------------------------------------
                                 Rudi Fronk
                                 President & C.E.O